Exh 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made as of this 20th day of March, 2018 (the “Execution Date”) by and between Destination XL Group, Inc., a Delaware corporation (“Company”), and David A. Levin, an individual (“Executive”).  The terms “Party” or “Parties” shall be used to refer to the Company and/or Executive.  Capitalized terms not defined herein shall have the meaning ascribed in the Employment Agreement (defined below).

WHEREAS, the Company and Executive are parties to that certain revised and restated employment agreement dated as of November 5, 2009 (the “Employment Agreement”) pursuant to which Executive serves as Chief Executive Officer and President (“CEO”) of the Company;

WHEREAS, the Company and Executive have agreed to implement a transition plan to allow for the future retirement of the Executive and orderly succession of his responsibilities as CEO (the “Transition”); and

NOW, THEREFORE, for and in consideration of the promises and the consideration more fully set forth herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Company and Executive mutually agree as follows:

1.	Employment and Transition Matters

(a)The terms of this Agreement shall modify the provisions of the Employment Agreement, and in the event of any conflict between this Agreement and the Employment Agreement, the terms of this Agreement shall control.  Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Employment Agreement. Executive agrees and acknowledges that: (i) the Term of Employment shall continue until December 31, 2019 (and not be subject to any further extensions), unless terminated sooner under the terms of this Agreement and Employment Agreement and (ii) the modification of the Executive’s authorities, duties and responsibilities, as provided for under this Agreement, shall not constitute Good Reason. References in this Agreement to the Employment Agreement shall mean the Employment Agreement as modified by this Agreement.

(b)Through to the earlier of December 31, 2018 or the employment by the Company of a full-time successor CEO (the “Successor CEO”) (such date, the “Transition Date”), Executive shall continue to serve as CEO and President, subject to the terms of the Employment Agreement. Immediately following the Transition Date Executive shall resign as a Director and officer of the Company and its affiliates.

(c)Subsequent to the Transition Date and through December 31, 2019 (such period the “Transition Period”), and unless Executive’s employment is terminated as provided for in the Employment Agreement, Executive shall remain employed by the Company and available to the Company for reasonable transition duties or other consulting activities or projects at the request of the Board of Directors (the “Board”) and at mutually agreed-upon times and locations, which shall not unreasonably interfere with Executive’s future professional and personal pursuits.    During the Transition Period, the Company shall provide Executive with offices and administrative support commensurate with his duties and responsibilities.  The Company may not terminate Executive’s employment prior to December 31, 2019 based on an inability for the Parties to reach mutually-agreeable times and locations for reasonable services requested under this paragraph, unless the Company first provides written notice to Executive of an intent to terminate and provides Executive with ten (10) business days to reach such mutually agreeable times and locations for reasonable services with the Company.

(d)For so long as the Executive remains employed, the Company shall continue to pay Executive all compensation otherwise due to Executive under the Employment Agreement (including Base Salary and Annual Incentive Bonus (“AIP Bonus”) and LTIP awards) (and after taking into effect Section 1(e) below) through December 31, 2019 (but excluding vacation and personal days after the Transition Date) (the “Remaining Payments”), except in connection with severance payments arising under the Employment Agreement or in the event of Executive’s death, disability, resignation without Good Reason or termination for “justifiable cause.”

(e)With respect to Executive’s ongoing employment through to December 31, 2019 (including with respect to Executive’s services during the Transition Period), Executive’s AIP Bonus and LTIP award with regard to the fiscal year ending February 2, 2019 will be earned on the basis of performance metrics determined by the Compensation Committee for such year; whereas the Executive’s AIP Bonus and LTIP award with regard to the fiscal year ending February 1, 2020 will be guaranteed at “target.”

(f)So long as Executive remains employed through to the end of the Transition Period, all outstanding LTIP awards will vest according to the rules for a termination by reason of “Retirement” on December 31, 2019 under the terms of the Company’s applicable incentive plans.

(g)In the event of a Change of Control while Executive remains employed by the Company during the Term of Employment, Executive shall be paid the Remaining Payments otherwise due for the remainder of the Term of Employment in a lump sum payment on the business day immediately preceding the effective date of the Change of Control, along with a tax gross-up (if necessary) to account for any negative tax consequences of such accelerated payment. The amount of any such tax gross-up shall be calculated by the Company’s outside accounting firm after consultation with Executive and the payments provided for in this Section (g) are conditioned on the Executive’s continued employment as of such payment date.

(h)Executive may elect to resign for Good Reason following the commencement of employment of Executive’s successor prior to December 31, 2018, provided such election (in writing) occurs within ten (10) days of such commencement date. If the Executive elects to resign for Good Reason during this period, his separation payments and benefits shall be determined as provided for in the Employment Agreement and replace any Remaining Payments on a going forward basis. Other than as provided for in this Section 1(g) Executive shall have no rights to resign for Good Reason following the Transition Date.

(i)Following his termination of employment for any reason, Executive shall remain subject to his post-termination obligations under the Employment Agreement, provided that for purposes of commencing the restricted period applicable to such post-termination obligations,

Executive’s Termination Date shall be December 31, 2018 or such earlier date if Executive’s employment is terminated for any reason.

(j)The Company shall reimburse Executive for all documented legal fees (up to a maximum of $15,000) incurred by Executive in the negotiation, drafting and execution of this Agreement.

(k)Executive’s entitlement to medical and insurance benefits shall in all cases be subject to the eligibility terms of any applicable policies in effect during the Term of Employment with respect to service requirements and other conditions.

(l)All payment obligations of the Company under this Agreement and the Employment Agreement are conditioned on the execution, delivery and non-revocation by Executive of the form of general release attached as Exhibit A (the “General Release”) within thirty (30) days of the execution of this Agreement, and the execution by the Executive of a comparable “bring-down” release, in the form attached as Exhibit B, within thirty (30) days following the termination of his employment.

2.

Taxes.  Any amounts to be paid to Executive pursuant to this Agreement shall be considered wages, and the Company will withhold and deduct all applicable federal, state, city and local taxes required by law.   The Company makes no assurances to Executive as to the tax treatment of any payments hereunder and, except with respect to tax amounts withheld by the Company, Executive will be responsible for payment and remittance of all taxes due with respect to compensation received or imputed under this Agreement.

3.	Full Consideration. The parties acknowledge that good and valuable consideration supports this Agreement.
4.

Compliance with Section 409A. The provision of Section (8) of the Employment Agreement shall apply to all payment obligations under this Agreement to the extent such payments constitute an item of deferred compensation under Section 409A.

5.

No Admissions.  Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of Executive or the Company or any of its Affiliates, nor shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

6.

Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach hereof, or should Executive allege that the Company has violated any of his rights under federal, state or local employment or civil rights law or other laws, statutes, or constitutional provisions, including but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Massachusetts Wage Act, the Massachusetts Fair Employment Practices Act, or any other federal, state or local laws or ordinances, shall be settled by binding arbitration administered by JAMS and conducted in accordance with JAMS’ Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration and Minimum Standards of Procedural Fairness (jointly, the “Arbitration Rules”).  The arbitration shall be conducted by a single arbitrator appointed in accordance with the

Arbitration Rules and shall be held in Boston, Massachusetts.  Judgment upon the award rendered in any arbitration may be entered in any court having jurisdiction, and all rights or remedies of the Company and of Executive to the contrary are hereby expressly waived, provided that (i) either party may seek preliminary injunctive relief in a court of competent jurisdiction pending final resolution of the dispute through arbitration, (ii) the rights and remedies available to the Company under Section (13) of the Employment Agreement with respect to any breach by Executive of the Restrictive Covenants shall continue in full and effect and not be subject to arbitration, (iii) any claim or dispute related to any award under the Company’s incentive plans shall be governed by Delaware law and not be subject to arbitration and (iv) the arbitrator shall not have any authority to award punitive, exemplary damages or attorneys’’ fees unless required under any Federal, state or local employment discrimination law.

7.	Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Parties to this Agreement, and each of them.
8.	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws rules.
9.

Severability.  If any provision of this Agreement shall be held invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.  In the event that any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make it enforceable in a manner that provides as nearly as possible the result intended by this Agreement.

10.

Entire Agreement.  This Agreement, the Employment Agreement and General Release contain the entire agreement between the Parties, and shall be considered and understood to be a contractual commitment and not a mere recital.  No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement, the Employment Agreement and/or the General Release.  This Agreement, the Employment Agreement, and the General Release supersede any and all prior and contemporaneous agreements, term sheets, negotiations and understandings, whether written or oral, pertaining to the subject matter hereof.

11.

Modifications.  No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.  In the case of the Company, any such writing shall bind the Company only if approved by the Board.

12.

Negotiated Agreement.  The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties.  This Agreement shall not be construed against the Party preparing the same.  This Agreement shall be construed without regard to the identity of the person who drafted such and shall be construed as if the Parties had jointly prepared this Agreement.  Any uncertainty or ambiguity shall not be interpreted against any one Party.

13.

Section Headings.  The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not considered in interpreting or to be part of the terms of this Agreement.

14.

Voluntary Agreement.  EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THOSE SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.  EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS SIGNED THIS AGREEMENT AS HIS OWN AND VOLUNTARY ACT, THAT HE ACKNOWLEDGES THAT THIS IS AN IMPORTANT AND BINDING LEGAL CONTRACT THAT HAS BEEN REVIEWED BY COUNSEL OF EXECUTIVE’S CHOICE, AND THAT THIS AGREEMENT HAS BEEN FREELY AND FAIRLY NEGOTIATED BY THE PARTIES HERETO.

15.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one instrument.

16.	Notices. All notices, requests and other communications to any Party under this Agreement shall be in writing and sent by personal delivery or overnight courier to the address provided below:
(a)	If to the Company: Destination XL Group, Inc.
555 Turnpike Street Canton, Mass. 02021 Attn: Robert S. Molloy, General Counsel
(b)	If to Executive: David A. Levin 150 Monandnock Road Chestnut Hill, Mass. 02467

Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

[Signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereby execute this Agreement as of the first date set forth below.

DATED: March 22, 2018	Destination Group XL, Inc. By:_/s/ Willem Mesdag Its: Director and Chairman, Compensation Committee
DATED: March 22, 2018	By: /s/ David A. Levin David A. Levin

EXHIBIT A
FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

David A. Levin (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for good and valuable consideration to be paid after the date of Executive’s termination as set forth in the Employment Agreement between the Executive and the Company dated as of November 5, 2009 (the “Employment Agreement”), as modified by the Agreement dated March 20, 2018 between the Executive and the Company (the “Agreement”), to which this release is attached as Exhibit A, does hereby release and forever discharge Destination XL Group, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments pursuant to the Agreement or paragraph 7 of the Employment Agreement (after giving effect to the Agreement), or any accrued but unpaid benefits under any employee benefit plan maintained by the Company (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy,  (v) any rights as a holder of equity securities of the Company, and (vi) any rights or claims that, by law, may not be waived, including claims for unemployment compensation and workers’ compensation.  Nothing contained in the Agreement prevents Executive from filing a charge, cooperating with or participating in any investigation or proceeding before any federal or state Fair Employment Practices Agency, including, without limitation, the Equal Employment Opportunity Commission, except that Executive acknowledges that he will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding.

Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such State.

Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

/s/ David A. Levin

David A. Levin

EXHIBIT B
FORM OF “BRING DOWN” RELEASE

GENERAL RELEASE OF CLAIMS

David A. Levin (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for good and valuable consideration to be paid after the date of Executive’s termination as set forth in the Employment Agreement between the Executive and the Company dated as of November 5, 2009 (the “Employment Agreement”), as modified by the Agreement dated March 20, 2018 between the Executive and the Company (the “Agreement”), to which this release is attached as Exhibit A, does hereby release and forever discharge Destination XL Group, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments pursuant to the Agreement or paragraph 7 of the Employment Agreement (after giving effect to the Agreement), or any accrued but unpaid benefits under any employee benefit plan maintained by the Company (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy,  (v) any rights as a holder of equity securities of the Company, and (vi) any rights or claims that, by law, may not be waived, including claims for unemployment compensation and workers’ compensation.  Nothing contained in the Agreement prevents Executive from filing a charge, cooperating with or participating in any investigation or proceeding before any federal or state Fair Employment Practices Agency, including, without limitation, the Equal Employment Opportunity Commission, except that Executive acknowledges that he will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding.

Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such State.

Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

David A. Levin